EXHIBIT 21.1

SUBSIDIARIES OF ATLAS PIPELINE HOLDINGS, L.P.

Name	Jurisdiction
Atlas Pipeline Partners GP, LLC	Delaware
Atlas Pipeline Partners, L.P.	Delaware
Atlas Pipeline Operating Partnership, L.P.	Delaware
Atlas Pipeline Holdings II, LLC	Delaware
APL Laurel Mountain, LLC	Delaware
APC Acquisition LLC	Delaware
Atlas Pipeline Tennessee, LLC	Pennsylvania
Atlas Pipeline Mid-Continent LLC	Delaware
Saddleback Pipeline, LLC	Delaware
Atlas Pipeline Mid-Continent KansOK, LLC	Delaware
Elk City Oklahoma Pipeline, L.P.	Texas
Elk City Oklahoma GP, LLC	Delaware
Setting Sun Pipeline Corporation	Delaware
Atlas Pipeline Finance Corp.	Delaware
Anadarko Midkiff/Chaney Dell, LLC	Delaware
NOARK Energy Services, LLC	Oklahoma
Atlas Pipeline Mid-Continent WestOk, LLC	Delaware
Atlas Pipeline Mid-Continent WestTex, LLC	Delaware
Atlas Chaney Dell, LLC	Delaware
Atlas Midkiff, LLC	Delaware
ECOP Gas Company, LLC	Delaware